INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 33-37277 on Form N-1A under the Securities Act of 1933 of The James Advantage Funds, including The Golden Rainbow Fund, The James Small Cap Fund, The James Market Neutral Fund and The James Large Cap Plus Fund, of our report dated August 1, 2003, which is incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the headings "Other Services" in such Statement of Additional Information and "Financial Highlights" in the Prospectus.


DELOITTE & TOUCHE LLP

Columbus, Ohio
October 30, 2003